Exhibit 10.10
BRIDGE LOAN AGREEMENT
This Bridge Loan Agreement (“Agreement”) is made as of July ___, 2009 between NYTEX Energy Holdings, Inc., a Delaware Corporation whose offices are located at 12222 Merit Drive, Suite 1850, Dallas, Texas 75251 (“NYTEX”), and
                                                                                                                        , whose address is

                                                                                                                         (“Lender”).
NYTEX is seeking to obtain a total of $850,000 in bridge financing (“Bridge Loan”), of which Lender agrees to fund a total of:
$                                         (“Lender Financing Amount”) per the terms of this Agreement.
Pursuant to the Letter Agreement by and through NYTEX and Drain Oil Company (“Drain”) dated as of June 5, 2009 and attached hereto as “EXHIBIT D”, and NYTEX’s initial development program, NYTEX has agreed to purchase 75% working interest ownership in Drain’s producing oil and gas leases consisting of the Burnett R and Burnett U leases in Hutchinson County, Texas and the McLaughlin lease in Moore County, Texas (“The Drain Property”). The cash consideration for said purchase totals Seven Hundred Thousand Dollars ($700,000.00), of which NYTEX has paid Drain Thirty Five Thousand Dollars ($35,000.00) and will pay the balance of Six Hundred Sixty Five Thousand Dollars ($665,000.00) at closing on July 31, 2009. NYTEX’s initial development plan cost is $185,000 for reactivating three wells as producers, refracing two wells, and consulting fees. The closing balance of $665,000 plus the initial development cost of $185,000 totals the $850,000 aggregate bridge financing amount.
NYTEX has executed an Engagement Agreement with National Securities to secure capital for the Drain acquisition and complete field development program. Because of timing required to negotiate and execute such engagement agreement, perform due diligence and ultimately close on such acquisition funding, NYTEX must seek short term bridge financing to meet its closing term with Drain.
In order to provide for this need, the Lender and NYTEX are now entering into a Bridge Loan for the Lender Financing Amount, pursuant to the following terms of this Agreement.
The Bridge Loan will pay interest of 25% per annum, or 12.5% for the six-month period in cash totaling $106,250 for the aggregate $850,000. As an accommodation fee, NYTEX will deliver a number of shares of Common Stock in NYTEX valued at $1.00 per share equal to 12.5% of the Loan Amount, or 106,250 Common Stock Shares for the aggregate $850,000.
Principal and interest shall be paid in full on or before six (6) months from the date of this Agreement indicated above.

This Bridge Loan is fully collateralized by the Drain Property, its leasehold rights, production and equipment as fully described in the Pledge and Security Agreement attached as EXHIBIT C.
In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:
1.	INITIAL TRANSACTION. Concurrently with execution of this Agreement, the Lender will deliver to NYTEX funds equal to the Lender Financing Amount shown above. Upon receipt of the funds, NYTEX will issue to the Lender:
(a)	A Promissory Note in the form attached as EXHIBIT A in a principal amount equal to the Lender Financing Amount;

(b)	A Common Stock Agreement in the form attached as EXHIBIT B; and

(c)	A Pledge and Security Agreement in the form attached as EXHIBIT C.
2.	LENDER REPRESENTATIONS. The Lender represents and warrants to NYTEX that Lender has received or had access to all information it deems necessary to make a judgment with respect to the Bridge Loan, including the opportunity to ask questions of and discuss NYTEX’s business with management of NYTEX;
3.	LENDER SUITABILITY. Lender represents that he, she or the entity is one of the following, and has initialed all applicable statements below:
___ (a)	A person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000.00; or

___ (b)	A person who had an individual income in excess of $200,000, or $300,000 with that person’s spouse, in each of the two most recent years and who reasonably expects to reach the same income level in the current year; or

___ (c)	(i) A corporation, partnership or limited liability company with total assets in excess of US$5,000,000 or (ii) an organization described in Section 501(c)(3) of the Internal Revenue Code or a Massachusetts or similar business trust with total assets in excess of US$5,000,000; provided, however, that this category (c) is not applicable to entities formed for the specific purpose of lending the Lender Financing Amount; or

___ (d)	A manager of NYTEX, or a director or executive officer of NYTEX; or

___ (e)	A trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of lending the Lender Financing Amount, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of this Bridge Loan.

5.	NOTICES. All notices under this Agreement will be in writing and deemed given upon receipt, by: (a) personal delivery, (b) telephonically confirmed fax, (c) receipted courier service or (d) certified or registered mail, return receipt requested, addressed to the principal office of NYTEX (if to NYTEX), or to the address shown on the shareholder records of NYTEX (if to a Lender). Refusal to accept delivery will be deemed receipt.
6.	GENERAL. This Agreement will be governed by the laws of the State of Texas. This Agreement will be binding upon the personal representatives, successors and assigns of the parties hereto, but will not be assignable without the prior written consent of the non-assigning party. This Agreement constitutes the entire agreement between the parties and may not be waived or modified except in writing. This Agreement may be executed in any number of counterparts, each of which will be an original and all of which together will be one instrument. The headings used in this Agreement are for convenience only and will not affect the interpretation hereof.
IN WITNESS WHEREOF, the parties have executed this Bridge Loan Agreement as of the date first set forth above.

NYTEX Energy Holdings, Inc.
Date: July _____, 2009
By: Michael Galvis, CEO

Lender:
Date: July ____, 2009

“EXHIBIT A” TO BRIDGE LOAN AGREEMENT
NYTEX Energy Holdings, Inc.

PROMISSORY NOTE

$	July ___, 2009
NYTEX Energy Holdings, Inc., a Delaware Corporation whose offices are located at 12222 Merit Drive, Suite 1850, Dallas, Texas 75251 (“NYTEX”), hereby promises to pay to:
                                                                                                                         (“Holder”), whose address is

                                                                                                                        ,
the principal sum of $                                        , together with any interest and an additional consideration as described below:
The principal indebtedness evidenced by this Promissory Note (“Note”) shall earn at the rate of twenty-five percent (25%) per annum. Principal and interest shall be paid in full on or before six (6) months from the date of this Note indicated above.
This Note may be prepaid in full, but not in part, at any time, and will not be subject to a prepayment penalty.
The principal amount of this Note is secured by the Drain Property as described and defined in the Bridge Loan Agreement and Pledge and Security Agreement, both dated the date hereof among NYTEX and the Lender/Holder.
This Note is registered on the books of NYTEX and is transferable only by surrender thereof at the principal office of NYTEX, duly endorsed or accompanied by a written instrument of transfer executed by the registered Holder of this Note. Payment of principal and interest on this Note shall be made only to or upon the order in writing of the registered Holder.
NYTEX hereby waives presentment, protest, demand or notice of any kind in connection with any failure to pay when due the indebtedness evidenced by this Note. If NYTEX fails to pay the indebtedness when due, NYTEX agrees to pay Holder’s reasonable legal fees and expenses incurred in connection with the enforcement of this Note.
Regardless of the place of its execution, this Note shall be construed in accordance with the laws of the State of Texas. Jurisdiction for any legal proceedings under this Note shall be in the state courts of the State of Texas.

NYTEX Energy Holdings, Inc.

By: Michael Galvis, President and CEO

“EXHIBIT B” TO BRIDGE LOAN AGREEMENT
NYTEX Energy Holdings, Inc.

COMMON STOCK AGREEMENT
This Common Stock Agreement is made as of July ___, 2009 between NYTEX Energy Holding Inc, a Delaware Corporation., (“NYTEX”),
and                                                                                                                          , (the “Lender”).
The Lender has loaned NYTEX $                                        , (“Loan Amount”) pursuant to the Bridge Loan Agreement between the Lender and NYTEX dated the date hereof. As an accommodation fee, NYTEX hereby agrees to deliver to the Lender upon repayment of the loan pursuant to the Promissory Note herein, a number of shares of Common Stock in NYTEX valued at $1.00 per share equal to 12.5% of the Loan Amount as additional consideration under the terms of the Bridge Loan Agreement.
In consideration of the Bridge Loan Agreement, and for other valuable consideration, it is agreed as follows:
1.	GRANT OF COMMON STOCK. NYTEX grants to Lender upon repayment of the loan pursuant to the Promissory Note herein, a number of shares of Common Stock in NYTEX valued at $1.00 per share equal to 12.5% of the Loan Amount subject to the conditions of this Agreement. The total number of shares to be delivered to the Lender upon repayment of the loan is:

Shares of NYTEX Energy Holdings, Inc. Common Stock.

2.	LENDER’S REPRESENTATIONS. Each Lender represents and warrants to NYTEX as follows:
(a)	The Lender understands that the Shares must be held indefinitely unless registered under the Securities Act or unless an exemption from registration exists, that no public market now exists for the Shares, and that there may never exist a public market for the Shares; and

(b)	The Lender understands that the Shares have not been registered under the Securities Act (on the ground that the delivery of the Shares is exempt from registration as not involving a public offering), and that the reliance of NYTEX on such exemption is based upon the representations made in this section.
3.	RESTRICTED SECURITIES. The NYTEX Common Stock Shares to be delivered hereunder have not been registered under the Securities Act or any state securities law, and are not transferable except pursuant to
(a)	A public offering registered under the Securities Act, or

(b)	Subject to the conditions specified in a registration statement contemplated by NYTEX with its Founders’ Shares registration Statement.
Purchaser further understands that the shares being delivered hereunder will be restricted common shares and will carry a restriction similar to the following:
“The securities represented by this certificate have not been registered under the securities act of 1933, as amended and may not be sold, transferred, pledged, hypothecated, or otherwise disposed of in the absence of (i) an effective registration statement for such securities under said act, or (ii) an opinion of company counsel that such registration is required.”
4.	NOTICES. All notices under this Agreement shall be in writing and deemed given upon receipt, by (1) personal delivery, (2) telephonically confirmed fax, receipted courier service or (4) certified or registered mail, return receipt requested, addressed to the principal office of the Company (if to NYTEX), or to the address shown on the Bridge Loan Agreement herein (if to a Lender). Refusal to accept delivery shall be deemed receipt.

5.	GENERAL. This Agreement shall be governed by the laws of the State Of Texas. This Agreement shall be binding upon the personal representatives, successors and assigns of the parties hereto, but shall not be assignable without the prior written consent of the non-assigning party. This Agreement constitutes the entire agreement between the parties and may not be waived or modified except in writing. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall be one instrument. The headings used in this Agreement are for convenience only and shall not affect the interpretation hereof.
IN WITNESS WHEREOF, the parties have executed this Common Stock Agreement as of the date first written above.

NYTEX Energy Holdings, Inc.
Date: July _____, 2009
By: Michael Galvis, President and CEO

Date: July _____, 2009
(LENDER)

“EXHIBIT C” TO BRIDGE LOAN AGREEMENT
NYTEX Energy Holdings, Inc.

PLEDGE and SECURITY AGREEMENT
This PLEDGE AND SECURITY AGREEMENT, dated as of July ____, 2009, is entered into by and among NYTEX Energy Holdings, Inc., a Delaware corporation (“NYTEX”), and                                                              (the “Secured Party”), the Holder of a Promissory Note from NYTEX in the original principal amount of:
$                                        , issued by NTYEX to the Secured Party in connection with that certain Bridge Loan Agreement entered into, by and among NYTEX and the Secured Party on the date hereof.
WITNESSETH:
WHEREAS, in conjunction herewith, NYTEX is expressly affirming herein that the collateral provided for in the Bridge Loan Agreement and Promissory Note shall also secure the full, prompt and complete payment of the Promissory Note when due.
NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. PLEDGE OF COLLATERAL. In consideration of financial accommodation given or to be given or continued to NYTEX by Secured Party, and as collateral security for the payment of debts, obligations or liabilities as set forth in the Promissory Note executed by the parties hereto contemporaneously herewith, of NYTEX to Secured Party (hereinafter called “indebtedness”), NYTEX grants a security interest to Secured Party in the collateral of NYTEX listed in this Pledge and Security Agreement this day delivered by way of pledge to Secured Party. NYTEX also grants the right of setoff to Secured Party with respect to any money, checks or other instruments deposited with Secured Party, whether in general or special deposits.
     2. DUTY TO PLEDGE SUFFICIENT COLLATERAL. NYTEX shall maintain with Secured Party collateral of a character and value satisfactory to Secured Party as noted herein.
     3. DUTY TO PAY TAXES AND CHARGES. NYTEX agrees to pay all taxes, charges, liens and assessments against the collateral, and upon the failure of NYTEX to do so Secured Party may pay any of them. If Secured Party through the use of reasonable Secured Partying standards and practices determines that the items are valid and their amount, this determination is binding on NYTEX.
     4. EXPENSES UNDER PLEDGE A PART OF THE DEBT. All advances, charges, costs and expenses, including reasonable attorneys’ fees, which Secured Party incurs in exercising or enforcing any right, power or remedy conferred by this Agreement become a part of the indebtedness secured and NYTEX shall pay them to Secured Party immediately and without demand.
     5. EVENTS OF DEFAULT. At the option of Secured Party and without necessity of demand or notice, the indebtedness of NYTEX immediately becomes due and payable upon the happening of any of the following events of default:
(a)	Failure to keep or perform any term of this agreement;

(b)	Default in payment when due;

(c)	The levy of an attachment, execution or other process against NYTEX, or the collateral;

(d)	The death, insolvency, failure in business, commission of an act of Bankruptcy, general assignment for the benefit of creditors, filing of a petition in Bankruptcy or for relief under the national Bankruptcy act, of, by, or against NYTEX or a co-maker, accommodation maker, surety or guarantor of the indebtedness or an endorser of the note or other document evidencing the indebtedness.
Upon the occurrence of any of the foregoing events of default, the Secured Party may also terminate its agreement for further financial accommodation.
     6. APPLICATION OF PROCEEDS. The Secured Party shall apply the proceeds of the sale of collateral and sums received or collected from or on account of the collateral to (a) the payment of expenses incurred in connection with a sale, transfer or delivery of the collateral, (b) the payment of other costs, charges, attorneys’ fees and legal expenses mentioned, (c) the payment of the indebtedness in the order and manner which the Secured Party determines, (d) the balance to NYTEX or to the person entitled to it upon proper demand.
     7. RIGHTS OF SECURED PARTY. NYTEX authorizes Secured Party, without affecting his liability on the indebtedness to:
(a)	renew, extend, accelerate or change the time for payment or the terms of the indebtedness;

(b)	waive and release the collateral; and

(c)	release or substitute NYTEX or the endorser or guarantor of the indebtedness.
     8. AGREEMENT GOVERNED BY TEXAS LAW. This agreement shall be governed and interpreted by the laws of the State of Texas.
     9. ADDITIONAL REMEDIES. The rights, powers and remedies given to Secured Party by this agreement are in addition to all rights, powers and remedies given to Secured Party by statute or rule of law. Secured Party may exercise its lien or right of set-off with respect to the indebtedness in the same manner as if the indebtedness were unsecured. A forbearance or failure or delay by Secured Party in exercising its right, power or remedy is not a waiver of the right, power or remedy and an exercise of right, power or remedy does not preclude its further exercise.

     10. RULES OF CONSTRUCTION. When this agreement is executed by more than one party references to NYTEX means each of them. The obligations and agreements of each debtor are joint and several.
     11. COLLATERAL. Collateral shall include all of NYTEX’s ownership interest, representing a 75% working interest, in the following oil, gas and mineral leases, including all related wells, equipment, and agreements:
Oil, Gas and Mineral Lease dated June 2, 1936, from John C. Burns and E. B. Morgan Executors and Trustees of the Estate of S. B. Burnett, Deceased, and Chas. H. Harris, W. H. Slay, and Mrs. Ollie Lake Burnett, Trustees of the Mary Couts Burnett Trust, as Lessors, to J. M. Huber Corporation, as Lessee, recorded in Volume 62, Page 560, of the Deed Records of Carson County, Texas and Volume 72, Page 520, Deed Records of Hutchinson County, Texas, as amended by instrument dated August 1, 1974, recorded in Volume 161, Page 686, of the Deed Records of Carson County, Texas and Volume 403, Page 545, of the Deed Records of Hutchinson County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers the W/2 E/2 of Section 127, Block 5, I&GN RR Co. Survey, Carson and Hutchinson Counties, Texas
Oil, Gas and Mineral Lease dated July 23, 1971, from Gladys Smith et al, as Lessors, to Richome Oil and Gas Company, as Lessee, recorded in Volume 232, Page 297, of the Deed Records of Moore County, Texas and covering the Southwest quarter of Section No. 32, Block PMC, EL&RR Co. Survey, Moore County, Texas
Oil, Gas and Mineral Lease dated July 23, 1971, from A. E. Herrmann Corporation, as Lessor, to Richome Oil and Gas Company, as Lessee, recorded in Volume 232, Page 294, of the Deed Records of Moore County, Texas and covering the Southwest quarter of Section No. 32, Block PMC, EL&RR Co. Survey, Moore County, Texas
all of which shall serve as collateral to the indebtedness for which this Pledge and Security Agreement applies. Additionally, Secured Party shall have no right to remove, disturb, or otherwise affect the collateral unless such removal, disturbance or other affect regarding the collateral is a result of Secured Party exercising or enforcing any right, power or remedy conferred by this agreement.
IN WITNESS WHEREOF, the parties have executed this Pledge and Security Agreement as of the date first set forth above.

NYTEX Energy Holdings, Inc.	Secured Party

Michael Galvis, President and CEO

“EXHIBIT D” TO BRIDGE LOAN AGREEMENT

June 5th, 2009	CONFIDENTIAL MEMO
Mr. Kevin Audrain
Drain Oil Company — C/O Audrain Heating & Cooling
502 W. Broadway St.
Fritch, Texas
Re:	Revised Asset Purchase Offer — Letter of Intent w/ Buyback Clause
Dear Mr. Audrain:
NYTEX Petroleum, Inc. (NYTEX) is pleased to offer to purchase 75% working interest in the assets of Drain Oil Company (Drain) consisting of the Burnett R 47, Burnett U 3 (Hutchinson Co., TX) & McLaughlin leases (Moore Co., TX). The terms and conditions of the offer are as follows:
1.	The list of Drain assets to be purchased are 75% working interest in the leasehold acreage in total & existing production from all the wellbores (producing & non-producing) in:
•	McLaughlin Lease — RRC ID 03771

•	Burnett R 47 Lease — RRC ID 00716

•	Burnett U 3 Lease — RRC ID 32017
2.	NYTEX purchases 75% ownership in all Lease & Well equipment, tank batteries, SWD pumps & equipment — any and all lease and well equipment in these three leases.

3.	At closing, NYTEX wants to be the ‘Operator of Record’ in actively managing the production and project development plans. Drain Oil will assign operations to NYTEX by executing a P-4 change of operatorship form. Drain Oil becomes a 25% non-operating partner with election rights in the development plan — as per the mutually agreed upon details of a Joint Operating Agreement (JOA).

4.	NYTEX and Drain Oil will partner in a joint production enhancement & development program. The plan is for small investment in basic downhole and surface equipment enhancements to increase daily production. The overall development plan is to consist of a plan of up to 14 refracs and 8 new drills, up to RRC lease density, and development will be based on overall oilwell response to refracs and new completions.
•	A two-well Refrac program is the initial development plan to gauge oilwell response and optimize frac treatments — with no more than one refrac per month for an 8-well initial refrac package.
5.	At closing NYTEX will pay a cash payment Drain Oil of $700,000.

6.	Upon signing this Letter of Intent — NYTEX will pay a $35,000 cash payment as earnest money to Drain Oil which counts toward the $700,000 total purchase price. If for some reason during the due diligence process an incurable title defect is discovered — Drain Oil will return earnest money to NYTEX.

7.	BUYBACK CLAUSE — For a 15 day period after initial production of the first two program wells (Refracs), Drain oil has the option to buyback their working interest from NYTEX at the $700,000 price (plus NYTEX’s cash outlays for the refracs themselves) if the following criteria are not met:
•	At least 8 BOE per day, per well — determined either by portable well tester or by average daily production over the 15 day period (after flowback — first oil cut).

•	If 8 BOE per day criteria are not met by the first two wells — Drain has the option of allowing additional program refrac wells to meet the 8 BOE criteria target.

•	If production is > 0 BOE per day & less than the 8 BOE per day criteria and Drain decides to exercise his buyback clause — Drain can use the revenue from the incremental production to pay back NYTEX’s frac cost outlays.

•	After the 15 day Buyback Clause period — property sale at the terms outlined herein is consummated and are considered final.
8.	Upon mutual agreement and execution by both parties of this Asset Purchase Offer, NYTEX will begin a due diligence period during which Drain Oil will make available its books, records, title opinions & leases available to NYTEX at mutually agreeable times and locations.

9.	During the due diligence period, a mutually agreeable Purchase and Sale Agreement will be prepared for execution on the closing date of July 31st 2009.

NYTEX plans to work out a mutually agreeable plan where Drain Oil is contracted for certain administrative services such as invoicing, production reporting, RRC filing reporting and permitting. Contract period will be at least 120 days during the initial ‘transition’ period, and can be extended to a longer term as agreed upon by both parties
If the terms and conditions of this Asset Purchase Offer are acceptable to you, please so indicate by signing in the space provided below.

Respectfully submitted,
/s/ Jason Lacewell
NYTEX Petroleum, Inc.	6/8/09
Jason Lacewell Vice-President of E&P

AGREED TO AND ACCEPTED BY:	/s/ Kevin Audrain
Kevin Audrain, Owner, Drain Oil Company
Date: June 8, 2009